Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sevcon, Inc. of our report dated December 24, 2015, relating to our audit of the consolidated financial statements, and the financial statement schedule, which appears in the Annual Report on Form 10-K of Sevcon, Inc. for the year ended September 30, 2015.

/s/ RSM US LLP

Boston, MA